UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACME PACKET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2009

Dear Acme Packet, Inc. Stockholder:

        I am pleased to invite you to attend Acme Packet, Inc.'s 2009 Annual Meeting of Stockholders on May 19, 2009. The meeting will begin promptly at 10:00 A.M. Eastern Daylight Savings Time at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803.

        This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. It also describes how the board of directors operates and provides information about our director candidates.

        We are mailing to our stockholders a notice of internet availability of proxy materials instead of a paper copy of this Proxy Statement, our 2008 Annual Report on Form 10-K and proxy card, as permitted by the rules of the Securities and Exchange Commission. The notice contains instructions on how to access those documents over the internet. The notice also contains instructions on how you may receive a paper copy of our proxy materials, including this Proxy Statement, our 2008 Annual Report on Form 10-K and a form of proxy card or voting instruction card.

        I look forward to sharing more information with you about Acme Packet, Inc. at the 2009 Annual Meeting of Stockholders. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting. Voting by proxy over the internet, by phone, or by mail will ensure that your vote is represented at the meeting.

Sincerely,

Andrew D. Ory
 President and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 A.M. Eastern Daylight Savings Time
Date:	May 19, 2009
Place:	Boston Marriott Burlington One Burlington Mall Road Burlington, MA 01803
Record Date:
Stockholders of record at the close of business on March 27, 2009 are entitled to notice of, and to vote, at the meeting. Accordingly, only stockholders of record at the close of business on March 27, 2009 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.
Purpose:	(1) Elect three Class III directors, each to hold office for a three-year term or until their respective successors have been elected.
(2) Ratify the selection of Ernst & Young LLP as Acme Packet's independent registered public accounting firm.
(3) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.
Proxy Voting:
You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

Your shares cannot be voted unless you date, sign, and return the enclosed proxy card, vote via the internet or telephone, or attend the 2009 Annual Meeting of Stockholders in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

By Order of the Board of Directors,

Peter J. Minihane Chief Financial Officer and Treasurer

Burlington, Massachusetts
April 7, 2009

i

Acme Packet, Inc.

71 Third Avenue, Burlington, Massachusetts 01803

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

        We are providing these proxy materials in connection with the solicitation by the board of directors of Acme Packet, Inc. of proxies to be voted at our 2009 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

        You are cordially invited to attend Acme Packet's Annual Meeting on May 19, 2009 beginning at 10:00 A.M. Eastern Daylight Savings Time. Stockholders will be admitted beginning at 9:30 A.M. The meeting will be held at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803. Directions to the Annual Meeting are available on our website at www.acmepacket.com under the heading "Investor Relations".

        We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 7, 2009 to holders of shares of our common stock as of March 27, 2009, the record date for the meeting.

Proxies and Voting Procedures

        Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check the Notice of Internet Availability of proxy materials, your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The internet and telephone voting facilities for stockholders of record will close at 11:59 P.M. Eastern Daylight Savings Time on May 18, 2009. The internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

        If you are a registered stockholder, that is if you hold shares in your name in an account with the Company's stock transfer agent, Computershare Trust Company, NA ("Computershare"), you may vote in any one of the following ways:

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  By internet: Go to the website, www.envisionreports.com/apkt. You will need to enter your voter control number that appears on your proxy card.

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  By telephone: Call the toll-free number, 1-800-652-VOTE (1-800-652-8683). You will need to provide your voter control number that appears on your proxy card. Please follow the instructions on your proxy card and the voice prompts on the telephone.

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  By mail: Mark your votes on the proxy card, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the enclosed envelope. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign and date each of them.

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  By ballot: If you prefer, you may also vote by ballot at the Annual Meeting of Stockholders.

        If a broker, bank or other record holder holds your shares, please refer to the instructions they provide for your shares to be voted. If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not provide voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business voted upon at the Annual Meeting of Stockholders. Proposal 1, the election of directors, and Proposal 2, the ratification of the appointment of Ernst & Young LLP, are both discretionary items.

        You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

        The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

        All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the board recommends.

Stockholders Entitled to Vote

        Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 27, 2009, the record date, there were 54,852,544 shares of our common stock outstanding.

Quorum and Required Vote

  Quorum

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees have discretionary voting power with respect to all of the ballot items described below and elsewhere in this proxy statement except for the proposals submitted by stockholders.

  Required Vote—Election of Directors

        The affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the 2009 Annual Meeting of Stockholders, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker "non-votes" will have no effect on the voting outcome with respect to the election of directors.

  Required Vote—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of our independent registered public accounting firm. An abstention and broker "non-votes" are treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent registered public accounting firm.

  Other Matters

        If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we did not anticipate that any other matters would be raised at the meeting.

        In accordance with our Restated Certificate of Incorporation, each share of our common stock is entitled to one vote.

Tabulation of Votes

        All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as: required by law; necessary in connection with a judicial or regulatory action or proceeding; necessary in connection with a contested proxy solicitation; or requested by you.

        Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

        Copies of our 2008 Annual Report to Stockholders and proxy statement are available at www.edocumentview.com/APKT as well as on our website at www.acmepacket.com under the heading "Investor Relations". Only one copy of our notice of internet availability, annual report and proxy statement are being sent to stockholders sharing an address. We will deliver promptly upon written or oral request a separate copy of our annual report, proxy statement, and notice of internet availability to any stockholder. In addition, if you share an address with another stockholder and would like to receive only one copy of our annual report, we will do so upon request. To receive a copy of our annual report, proxy statement, and notice of internet availability or request that only one copy of such materials be delivered, you may write the Secretary of Acme Packet at our principal executive offices at 71 Third Avenue, Burlington, MA 01803 or call the Secretary of Acme Packet at (781) 328-4400.

        At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the internet. Mailing of special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

 Electronic Delivery of Proxy Materials and Annual Report to Stockholders

        This proxy statement and our 2008 Annual Report to Stockholders are available on our website at www.acmepacket.com under the heading "Investor Relations." Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the internet instead of receiving paper copies in the mail. This will save us the cost of mailing these documents.

        If you are a stockholder of record, you may choose this option by following the instructions provided when you vote via the internet. If you choose to view future proxy statements and annual reports via the internet, you will receive an e-mail message next year containing the internet address to access our annual report and proxy statement. Your choice will remain in effect until you call Acme Packet's Office of Investor Relations at (781) 328-4790. You do not have to elect internet access each year.

        If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

        We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Acme Packet by directors, officers or employees of Acme Packet in person or by telephone, facsimile or other electronic means.

        As required by the Securities and Exchange Commission ("SEC"), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

        Our transfer agent is Computershare. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Acme Packet stock and similar issues, can be handled by accessing Computershare's website at www.computershare.com.

        For other Acme Packet information, you can visit our website at www.acmepacket.com. Our principal executive offices are located at 71 Third Avenue, Burlington, MA 01803. We make our website content available for informational purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

        Our board of directors is committed to being a leader in corporate governance. Our board believes that a commitment to good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the board has adopted a number of policies and processes to ensure effective governance of the board and Acme Packet. Our key governance documents are described below and may be found on our website at www.acmepacket.com under the heading "Investor Relations". Our website and the information contained therein are not incorporated into this proxy statement.

Corporate Governance Guidelines

        Our board of directors has adopted corporate governance guidelines to assist them in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board's business, provide that:

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  the principal responsibility of the board of directors is to oversee the work of management and the Company's business operations;

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  a majority of the members of the board shall be independent directors;

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  the board will have full and free access to management;

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  the independent directors shall meet regularly in executive sessions; and

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  at least annually the Nominating and Corporate Governance Committee shall conduct an evaluation of the performance of the board.

        Our Corporate Governance Guidelines may be found on our website at www.acmepacket.com under the heading "Investor Relations" and are also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by e-mailing ir@acmepacket.com.

Board Independence

        The Corporate Governance Guidelines provide that a majority of the board of directors shall be independent under Section 10A of the Securities Exchange Act of 1934, the listing standards of the Nasdaq Stock Market and other applicable laws. To be considered independent under these standards, the board must determine that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

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  an executive officer of Acme Packet;

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  a current partner of Acme Packet's independent registered public accounting firm or a partner or employee of Acme Packet's independent registered public accounting firm who personally worked on the Acme Packet audit;

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  an executive officer of a public company that has on the compensation committee of its board of directors an executive officer of Acme Packet;

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  a paid advisor or consultant to Acme Packet receiving in excess of $120,000 per year in direct compensation from Acme Packet (other than fees for service as a director); and

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  an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Acme Packet and the annual payments to or from Acme Packet exceeded the greater of $200,000 or 5% of the other company's annual gross revenues.

        Our board of directors has considered the independence of its members in light of its independence criteria. In connection with its independence considerations, the board has reviewed Acme Packet's relationships with organizations with which our directors are affiliated, and has determined that such relationships were generally established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on the foregoing, the board has determined that, except for Andrew D. Ory, our President and Chief Executive Officer, Patrick J. MeLampy, our Chief Technology Officer and Robert G. Ory, our Secretary and Assistant Treasurer, each director of Acme Packet satisfies the criteria and is independent.

Director Nomination Process

        The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board of directors.

        In considering whether to recommend any particular candidate for inclusion on the board's slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria will include the candidate's skills, expertise, industry and other knowledge and business and other experience that would be useful to the effective oversight of our business. The committee will not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

        Stockholders wishing to nominate a director candidate may do so by sending the candidate's name, biographical information and qualifications to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803. All director nominations should be made in accordance with the provisions set forth in our by-laws. You also may obtain a copy of our by-laws by writing to the Corporate Secretary at the address set forth above.

        Nominations for director may be made by a stockholder entitled to vote who complies with the advance notice provision in our by-laws. For our 2010 annual meeting of stockholders, we must receive this notice either by personal delivery, nationally recognized express mail or United States mail, postage prepaid between November 8, 2009 and December 8, 2009, and the notice must contain the information specified in our by-laws.

 Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

        In June 2006, our board of directors adopted a Code of Business Conduct and Ethics (the "Code") which applies to our employees, executive officers and members of the board of directors. The Company strives to apply high ethical, moral and legal principles in every aspect of its business conduct. The Code is a guide for each of our employees, executive officers and members of the board of directors to follow in meeting these principles. The Code is available on our website at www.acmepacket.com under the heading "Investor Relations". In addition, we will post on our website all disclosures that are required by law or the listing standards of the Nasdaq Stock Market concerning any amendments to, or waivers from, any provision of the Code.

Whistleblower Policy

        In June 2006, the board of directors adopted a Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters, or a Whistleblower Policy. This policy provides protection for employees who provide information, cause information to be provided, or otherwise assist in an investigation which the employee reasonably believes is related to fraud. The Whistleblower Policy is available on our website at www.acmepacket.com under the heading "Investor Relations". Employees may provide information anonymously via either e-mail or by telephone. If requested, we will endeavor to keep information that has been submitted confidential, subject to any need to conduct an effective investigation and take appropriate action.

Certain Relationships and Related Party Transactions

Related Transactions

        In March 2007, the board, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of certain transactions or relationships involving Acme Packet and its directors, executive officers and their affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party's interest in the transaction.

        We do not currently provide personal loans to our executive officers or directors.

Registration Rights Agreement

        Prior to our initial public offering, we entered into a registration rights agreement with certain of our investors. Pursuant to the terms of the amended and restated registration rights agreement, at any time after the first anniversary of our initial public offering, holders of at least a majority of the shares of common stock having registration rights may demand that we register all or a portion of their shares having an aggregate offering price of at least $10,000,000 for sale under the Securities Act of 1933, as amended. We are required to affect only one registration.

 Communication with the Board

        Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, in care of our Corporate Secretary, Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803.

        Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing, care of Acme Packet, Inc. at the address set forth in the notice appearing before this proxy statement. Interested parties, including our employees, may also contact the Audit Committee electronically by submitting comments on our website at www.acmepacket.com under the heading "Investor Relations" or contacting the whistleblower hotline at (877) 470-8320. All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by the Audit Committee or any designated delegate thereof.

Board and Committee Evaluation Process

        The Nominating and Corporate Governance Committee leads an annual assessment of the board of directors' performance and of its contribution as a whole. In addition, each committee of the board annually reviews its performance. The board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Board of Directors

        Our business, property and affairs are managed under the direction of the board of directors. Directors are kept informed of our business through discussions with the executive officers of the Company, by reviewing materials provided to them and by participating in meetings of the board of directors and its committees.

        Our board of directors held eight meetings during 2008 and acted by written consent four times. To assist it in carrying out its duties, the board has delegated certain authority to several committees. Overall attendance at board and committee meetings was 93% and attendance was at least 75% for each director at board and committee meetings.

        All directors are generally expected to attend the annual meeting of stockholders, but are not required to do so. At our last annual meeting of stockholders, which was held on May 20, 2008, Messrs. Elsbree, Hower, A. Ory and R. Ory attended.

        The board of directors has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Nominating Committee and Corporate

Governance Committee and Compensation Committee. The table below provides membership information for the board of directors and each committee as of the date of this proxy statement.

	Audit	Nominating and Corporate Governance	Compensation
Independent Directors
Gary J. Bowen		X	X
David B. Elsbree	X
Robert C. Hower	X	X	X
Michael Thurk	X	X	X
Inside Directors
Andrew D. Ory
Patrick J. MeLampy
Robert G. Ory

Audit Committee

        The Audit Committee's responsibilities include:

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  appointing, retaining, approving the compensation of and assessing the independence of our independent registered public accounting firm, including pre-approval of all services performed by our independent registered public accounting firm;

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  overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

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  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

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  establishing procedures for the receipt and retention of accounting related complaints and concerns;

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  meeting independently with our independent registered public accounting firm and management; and

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  preparing the audit committee report required by SEC rules.

        The members of the Audit Committee are David B. Elsbree, Robert C. Hower and Michael Thurk. The board of directors has determined that Mr. Elsbree is an "audit committee financial expert" defined in Item 407(d)(5)(ii) of Regulation S-K.

        The Audit Committee Charter is published on our website at www.acmepacket.com under the heading "Investor Relations" and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investor Relations, 71 Third Avenue, Burlington, MA 01803 or by e-mailing ir@acmepacket.com.

Compensation Committee

        The Compensation Committee's responsibilities include:

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  annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation and the compensation structure for our executive officers;

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  approving the chief executive officer's compensation;

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  reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our executive officers;

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  overseeing and administering our equity incentive plans; and

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  preparing the annual compensation report and compensation discussion and analysis section of our proxy statement.

        The members of the Compensation Committee are Gary J. Bowen, Robert C. Hower and Michael Thurk.

        While our board bears the ultimate responsibility for approving compensation of our executive officers, the Compensation Committee assists the board in discharging these responsibilities. The Compensation Committee also has the authority of the board with respect to the administration of our equity incentive plans.

        In 2007 and 2008, the Compensation Committee engaged DolmatConnell & Partners, Inc., an executive compensation consulting firm, to conduct a marketplace assessment of our executive officers' 2008 compensation in comparison to the compensation for comparable positions within our core and broader peer groups. They were engaged to complete a competitive review of our executive compensation program and to make forward looking recommendations regarding our ongoing executive compensation philosophy and course of action.

        The Compensation Committee Charter is published on our website at www.acmepacket.com under the heading "Investor Relations" and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investor Relations, 71 Third Avenue, Burlington, MA 01803 or by e-mailing ir@acmepacket.com.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's responsibilities include:

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  identifying individuals qualified to become directors;

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  reviewing with the board the standards to be applied in making determinations regarding independence of board members;

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  reviewing and making recommendations to the board with respect to size, composition and structure;

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  developing and recommending to the board our Code of Business Conduct and Ethics;

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  developing and recommending to the board Corporate Governance Guidelines;

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  overseeing an annual evaluation of the board; and

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  providing general advice to the board on corporate governance matters.

        The members of the Nominating and Corporate Governance Committee are Gary J. Bowen, Robert C. Hower and Michael Thurk.

        The Nominating and Corporate Governance Committee Charter is published on our website at www.acmepacket.com under the heading "Investor Relations" and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by e-mailing ir@acmepacket.com.

Policies Governing Director Nominations

  Director Qualifications

        The Nominating and Corporate Governance Committee is responsible for reviewing with our board, from time to time, the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and the composition of the board of directors.

        The Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. In determining the suitability of candidates for the board, the Nominating and Corporate Governance Committee will take into account an individual's skills, expertise, industry and other knowledge and business and other experience that would be useful for the effective oversight of our business.

  Process for Identifying and Evaluating Director Nominees

        The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee's specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth above under "Director Qualifications." The board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

  Procedures for Recommendation of Director Nominees by Stockholders

        The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria discussed above under "Director Qualifications". Any stockholder recommendations for director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for board membership and should be addressed in writing to the Nominating and Corporate Governance Committee, care of Acme Packet, Inc., Investor Relations, 71 Third Avenue,

Burlington, MA 01803. In addition, our by-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures.

        From time to time, the board may establish other committees to facilitate the management of our business.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committees serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current or previous members of our Compensation Committee has ever been an employee of Acme Packet or any subsidiary of Acme Packet.

ELECTION OF DIRECTORS
(Item No. 1 on the proxy card)

        Our full board of directors consists of seven directors. Pursuant to our Amended and Restated By-Laws and our Restated Certificate of Incorporation, our board of directors is divided into three classes, with one class of directors elected each year for a three-year term of office at the annual meeting of stockholders. All directors of a class hold their positions until the annual meeting of stockholders at which their terms of office expire or until their successors have been duly elected and qualified. The current composition of the board is:

Class III Directors (serving until the 2009 Annual Meeting of Stockholders)	David B. Elsbree Patrick J. MeLampy Robert G. Ory
Class I Directors (serving until the 2010 Annual Meeting of Stockholders)	Michael Thurk Andrew D. Ory
Class II Directors (serving until the 2011 Annual Meeting of Stockholders)	Gary J. Bowen Robert C. Hower

        The board, upon recommendation by the Nominating and Corporate Governance Committee, has nominated Messrs. Elsbree, MeLampy and R. Ory for re-election as Class III directors to hold office until the Annual Meeting of Stockholders to be held in 2012 or until their respective successors have been duly elected and qualified. In the event that any of the nominees shall be unable or unwilling to serve as a director, the board shall reserve discretionary authority to vote for a substitute or substitutes. The board has no reason to believe that any of the nominees will be unable or unwilling to serve. Proxies cannot be voted for any persons other than the nominees.

Nominees for Election

        David B. Elsbree, age 61, has served as a one of our directors since November 2006. From June 1981 until May 2004, Mr. Elsbree was a partner with Deloitte & Touche LLP. Mr. Elsbree served in a number of leadership roles in the firm's high technology practice, including partner-in-charge of the New England High Technology Practice. Mr. Elsbree serves on the Board of Directors of Art

Technology Group, Inc. and is a member of the National Association of Corporate Directors and Financial Executives International.

        Patrick J. MeLampy, age 50, is a co-founder of Acme Packet and has served as our Chief Technology Officer and one of our directors since our inception in August 2000. Prior to founding Acme Packet, Mr. MeLampy served as the Vice President of Engineering for Priority Call Management, Inc. from 1991 through its acquisition by the LHS Group in 1999.

        Robert G. Ory, age 76, has served as one of our directors since our inception in August 2000. Mr. Ory also served as our Treasurer from August 2000, through the completion of our initial public offering. Mr. Ory has served as our Secretary and Assistant Treasurer since October 2006. Prior to joining Acme Packet, Mr. Ory was a co-founder, Treasurer, Clerk and director of Priority Call Management, Inc. from its inception in 1991 until its sale to the LHS Group in 1999.

Continuing Directors

Continuing Class I Directors

        Michael Thurk, age 56, has served as one of our directors since October 2008. Mr. Thurk is managing partner for Mariposa Consulting, LLC, a provider of business and technical consulting for emerging communications companies. From 2006 to 2008, Mr. Thurk was Chief Operating Officer of Avaya, Inc., a leading global provider of business communications applications, systems and services. He has also served in other roles during his career at Avaya, Inc. including President of Avaya's Global Communications Solutions. Before joining Avaya, Inc. in 2002, Mr. Thurk was with Ericsson, where he served as Executive Vice President of the Data Backbone and Optical Networks group. Prior to that, Mr. Thurk served as President and Chief Executive Officer of Xyplex Networks, Inc. a network equipment developer. Earlier in his career, Mr. Thurk served in senior leadership roles at General Datacomm, Inc. and Digital Equipment Corporation. Mr. Thurk currently serves on the Board of Directors of RMI Corporation and ANSYS, Inc.

        Andrew D. Ory, age 42, is a co-founder of Acme Packet and has served as our President and Chief Executive Officer and one of our directors since our inception in August 2000. Prior to founding Acme Packet, Mr. Ory was a co-founder, as well as the President, Chief Executive Officer and Chairman of Priority Call Management, Inc., a producer of network-based solutions that allowed service providers to offer prepaid calling, enhanced messaging and one number services, from 1991 until 1999. In 1999, Mr. Ory managed the acquisition of Priority Call by the LHS Group.

Continuing Class II Directors

        Gary J. Bowen, age 62, has served as one of our directors since January 2001 and has been a private investor since 1996. From January 1990 to 1996 he served as Executive Vice President of Field Operations and Chief Marketing Officer of Bay Networks, Inc.

        Robert C. Hower, age 44, has served as one of our directors since February 2003. Mr. Hower is a General Partner at Advanced Technology Ventures, a venture capital firm. Prior to joining Advanced Technology Ventures in March 2002, he was a director at BancBoston Ventures, a venture capital firm, which he joined in February 2000.

 Executive Officers

        Our executive officers and their positions are set forth below:

Name	Position(s)
Andrew D. Ory	President and Chief Executive Officer; Director
Patrick J. MeLampy	Chief Technology Officer; Director
Peter J. Minihane	Chief Financial Officer and Treasurer
Dino Di Palma	Vice President Sales and Business Development
Seamus Hourihan	Vice President Marketing and Product Management
Erin Medeiros	Vice President Professional Services
John F. Shields	Vice President of Manufacturing Operations

        Peter J. Minihane, age 60, has served as our Chief Financial Officer since September 2008. Prior to joining Acme Packet, Mr. Minihane was the Chief Financial Officer and Chief Operating Officer of Colubris Networks, Inc., a global provider of intelligent wireless local area networks for enterprises and service providers. Prior to joining Colubris Networks in 2007, Mr. Minihane was Chief Financial Officer and Chief Operating Officer of StarBak Communications, Inc., a streaming media company, where he led the company through multiple financing rounds with major venture capital investors. Prior to StarBak, Mr. Minihane served various roles, ranging from President, Chief Operating Officer and Chief Financial Officer, for Visual Networks, Inc., a leading provider of performance management systems for wide area networks. Previously, Mr. Minihane was Chief Financial Officer and Chief Operating Officer of Microcom, Inc., a remote access company, where he led a successful initial public offering and later a merger with Compaq Computer, Inc. Mr. Minihane's experience also includes various finance positions at Sentito Networks, Inc., SKOK Systems, Inc., Automatix Inc. and Data General Corporation. Mr. Minihane is a Certified Public Accountant in the Commonwealth of Massachusetts.

        Dino Di Palma, age 41, has served as our Vice President Sales and Business Development since February 2001. Prior to joining Acme Packet, he served six years as Manager of Systems Engineering, Vice President of CALA Sales and Vice President Business Development at Sema Priority Call, Inc., a developer and marketer of open, distributed telecommunications solutions for next-generation public networks.

        Seamus Hourihan, age 55, has served as our Vice President Marketing and Product Management since August 2001. Prior to joining Acme Packet, Mr. Hourihan was Vice President of Marketing for Pingtel, Inc., a provider of SIP products and technology, from November 1999 to July 2001.

        Erin Medeiros, age 35, has served as our Vice President Professional Services since November 2005. Ms. Medeiros served as our Manager of Systems Engineering from June 2001 to October 2005. Prior to joining Acme Packet, Ms. Medeiros spent six years in systems engineering at Sema Priority Call, Inc.

        John F. Shields, age 45, has served as our Vice President of Manufacturing Operations since April 2007 and served as our Director of Manufacturing Operations from May 2002 to March 2007. Prior to joining Acme Packet, Mr. Shields was Director of Manufacturing for Crescent Networks, Inc. a service edge router company, from August 1999 to April 2002. Prior to Crescent Networks, Mr. Shields was Director of Technical Operations at IronBridge Networks, a carrier-class core router company, from June 1998 to July 1999. Prior to joining IronBridge Networks, Mr. Shields held senior manufacturing and engineering management positions at FORE Systems and Xyplex Networks, Inc.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding beneficial ownership of our common stock as of March 27, 2009 by:

  •
  each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our common stock. Shares of common stock issuable under options and restricted stock units that are exercisable within 60 days after March 27, 2009 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. On March 27, 2009, the record date, there were 54,852,544 shares of our common stock outstanding.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Number	Percentage
5% Stockholders
Menlo Ventures IX, L.P. and related entities(2)	13,764,626	25.1%
Bank of America Corporation(3)	4,981,819	9.1
Brookside Capital Partners Fund, L.P.(4)	3,014,633	5.5
Directors and Officers
Andrew D. Ory(5)	5,195,637	9.4
Patrick J. MeLampy(6)	6,004,873	10.9
Dino Di Palma(7)	441,972	*
Peter J. Minihane(8)	0	*
James Hourihan(9)	445,483	*
Robert G. Ory(10)	2,511,815	4.6
Michael Thurk(11)	6,250	*
Gary J. Bowen(12)	1,199,037	2.2
Robert C. Hower(13)	1,858,544	3.4
David B. Elsbree(14)	50,437	*
All directors and executive officers as a group (12 persons)	17,983,007	31.9

*
Less than one percent

(1)
The address for Menlo Ventures IX, L.P. and related entities is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, California 94025. The address for Bank of America Corporation is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. The address for Brookside Capital Partners Fund, L.P. is 111 Huntington Avenue, Boston, Massachusetts 02199. The address of every other stockholder named is c/o Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803.

(2)
Shares beneficially owned consists of 13,048,127 shares held by Menlo Ventures IX, L.P. ("Menlo IX"), 428,567 shares held by Menlo Entrepreneurs Fund IX, L. P. ("Menlo Entrepreneurs IX"), 52,392 shares held by Menlo Entrepreneurs Fund IX(A), L.P. ("Menlo Entrepreneurs IX(A)") and 235,540 shares held by MMEF IX, L.P. ("MMEF" and together with Menlo IX, Menlo Entrepreneurs IX and Menlo Entrepreneurs IX(A), the "Menlo Investing Entities"). The managing members of MV Management IX, L.L.C. ("MV-IX"), the general partner of each of the Menlo Investing Entities, exercise voting and investment power over these shares. The managing members of MV-IX are Sonja Hoel Perkins, H.D. Montgomery, John W. Jarve, Douglas C. Carlisle, Mark A. Siegel, Kenneth H. Calhoun, Arvind Purushotham, Pravin A. Vazirani and Shawn T. Carolon. Menlo IX, Menlo Entrepreneurs IX, Menlo Entrepreneurs IX(A) and MMEF may be deemed to be a member of a Section 13(d) "group." Menlo Entrepreneurs IX, Menlo Entrepreneurs IX(A) and MMEF disclose the existence of such group and disclaim beneficial ownership of any shares held by Menlo IX. This information is based on a Schedule 13G filed with the SEC on February 6, 2009.

(3)
Shares beneficially owned consists of 4,981,819 held by Bank of America Corporation, NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, NA, which includes 2,275 shares held by Columbia Management Group, LLC and Columbia Management Advisors, LLC. This information is based on a Schedule 13G filed with the SEC on February 11, 2009.

(4)
Shares beneficially owned consists of 3,014,633 shares held by Brookside Capital Partners Fund, L.P. ("Brookside Fund"). Brookside Capital Investors ("Brookside Investors"), is the sole general partner of the Brookside Fund. Brookside Capital Management, LLC ("Brookside Management"), is the sole general partner of Brookside Investors. Mr. Domenic J. Ferrante is the sole managing member of Brookside Management and exercises voting and investment power over these shares. This information is based on a Schedule 13G/A filed on February 17, 2009.

(5)
Shares beneficially owned include 259,375 shares subject to options exercisable within 60 days of March 27, 2009 and 138,161 shares held by his wife, Linda Hammett Ory. Mr. Ory disclaims beneficial ownership of the shares held by Ms. Ory.

(6)
Shares beneficially owned include 256,250 shares subject to options exercisable within 60 days of March 27, 2009 and 1,892,000 shares owned by the MeLampy-Lawrence Family Trust for the benefit of the minor children of Mr. MeLampy. Mr. MeLampy's wife is the trustee of The MeLampy-Lawrence Family Trust.

(7)
Shares beneficially owned include 28,729 shares held by his wife, Annalisa Ouellette Di Palma. Also includes 365,313 shares subject to options exercisable within 60 days of March 27, 2009.

(8)
Mr. Minihane does not beneficially own any shares.

(9)
Shares beneficially owned include 259,063 shares subject to options exercisable within 60 days of March 27, 2009. Mr. Hourihan is referred to elsewhere in this proxy statement as Seamus Hourihan.

(10)
Shares beneficially owned include 1,716,000 shares owned by The Ory Family Trust for the benefit of the minor children of Andrew D. Ory and Linda Hammett Ory and 255,585 shares held by his wife, Marjorie Ory. Mr. Ory is a trustee of The Ory Family Trust and exercises shared voting and investment control over the shares held by The Ory Family Trust. Mr. Ory and Marjorie Ory are the parents of Andrew D. Ory, our Chief Executive Officer and President and one of our directors and founders. Mr. Ory disclaims beneficial ownership of the shares held by his wife, Marjorie Ory and the shares held by The Ory Family Trust.

(11)
Shares beneficially owned include 6,250 shares subject to options exercisable within 60 days of March 27, 2009.

(12)
Shares beneficially owned include 37,500 shares subject to options exercisable within 60 days of March 27, 2009.

(13)
Shares beneficially owned includes 1,675,022 shares held by Advanced Technology Ventures VII L.P, 67,217 shares held by Advanced Technology Ventures VII(B) L.P, 32,309 shares held Advanced Technology Ventures VII(C) L.P., 9,982 shares held by ATV Entrepreneurs VII L.P., 6,107 shares held by ATV Alliance 2001 L.P. and 3,788 shares held by ATV Alliance 2002 L.P (collectively, the "ATV Investing Entities"). Also includes 37,500 shares subject to options exercisable within

  60 days of March 27, 2009. Mr. Hower is a managing director of ATV Associates VII, LLC and one of our directors. Mr. Hower disclaims beneficial ownership of the shares held by the ATV Investing Entities.

(14)
Shares beneficially owned include 37,500 shares subject to options exercisable within 60 days of March 27, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC. Based on our records and other information, we believe that, in 2008, none of our directors, executive officers or 10% stockholders failed to file a required report on time, other than Mr. Andrew Ory, our President and Chief Executive Officer. In 2008, Mr. Ory inadvertently filed a Form 4, Statement of Changes of Beneficial Ownership, reporting the exercise of a stock option, one (1) day after the required filing deadline.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

        The Compensation Committee of the board currently has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers are similar to those provided to other executive officers of publicly-traded companies with similar characteristics as the Company.

        Throughout this proxy statement, the individuals who served as the Company's Chief Executive Officer and Chief Financial Officer during 2008, as well as the other individuals included in the Summary Compensation Table below, are referred to collectively as the "named executive officers".

Compensation Philosophy and Objectives

        The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement by the Company of various and specific quarterly, long-term and strategic goals, and that aligns executive officers' interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long-term business plan, to motivate and reward individuals who perform at or above the levels that we expect and to link a portion of each executive officer's compensation to the achievement of our business objectives. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers, including the named executive officers, should include cash-based salary and bonus compensation as well as equity-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

        The Compensation Committee makes all compensation decisions for the executive officers and approves recommendations regarding equity awards to all executive officers of the Company. Decisions regarding the non-equity compensation of other officers are made by the Chief Executive Officer.

        The Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews may result in salary increases and annual equity award recommendations made to the Compensation Committee. The Compensation Committee may accept these recommendations or exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

        Based on the foregoing objectives, the Compensation Committee has structured the Company's annual and long-term incentive-based cash and non-cash executive compensation to motivate executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals. In furtherance of this, since November 2006 the Committee has engaged DolmatConnell & Partners, Inc., an executive compensation consulting firm, to conduct an annual review of its total compensation program for the Chief Executive Officer and other executive officers. DolmatConnell & Partners, Inc. has periodically provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by the Company's management for executive officers other than the Chief Executive Officer.

        In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly-traded and privately-held companies, collectively referred to as the "Compensation Peer Group." The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consists of companies which the Compensation Committee believes we compete with for talent and for stockholder investment. The companies comprising the Compensation Peer Group as of December 2008 when the Company received its most recent review from DolmatConnell & Partners, Inc. was:

Airvana, Inc.	Performance Technologies, Inc.
Aruba Networks, Inc.	Riverbed Technology, Inc.
Communication Systems, Inc.	Sonus Networks, Inc.
Ditech Networks, Inc.	Starent Networks, Inc.
Echelon Corporation	Sycamore Networks, Inc.
iXia	Veraz Networks, Inc.
MRV Communications, Inc.	Westell Technologies, Inc.
Network Equipment Technologies, Inc.	Zhone Technologies, Inc.
NMS Communications Corporation

        The Compensation Peer Group considered by the Compensation Committee when determining executive compensation for 2008 included all of the companies listed above. It also included Carrier Access Corporation and Packeteer, Inc, which were both subsequently removed from the Compensation Peer Group following the acquisition of each company in 2008.

        The Company competes with many larger companies for top executive-level talent. Accordingly, the Compensation Committee generally sets compensation for executive officers between the 50th and 60th percentiles of compensation paid to similarly situated executive officers of the companies comprising the Compensation Peer Group. Variations from this target compensation range may occur as dictated by the experience level of the individual and market factors. These objectives recognize the Committee's expectation that, over the long term, we will continue to generate stockholder returns in excess of the average of its peer group.

        Salary levels are typically considered annually as part of the Company's performance review process as well as upon a promotion or other changes in job responsibility. Merit based increases to salaries of executive officers are based on the Compensation Committee's assessment of the individual's performance.

        In January 2009, the Company's management team implemented a salary freeze for all employees, including our executive officers. The salary freeze is expected to remain in effect through December 31, 2009. The management team implemented the salary freeze after a review of recent and projected global economic conditions and in recognition of the Company's focus on profitability and earnings growth. Certain exceptions to the salary freeze have been made and are expected to be made during the remainder of 2009 in recognition of organizational promotions and if necessary, to align the compensation of certain positions with market compensation practices. In January 2009, utilizing the recommendations of the Company's management team, the Compensation Committee recommended, and our board of directors approved, base salaries for 2009 for our named executive officers that were unchanged from 2008.

        A significant percentage of total cash compensation is in the form of variable (bonus) compensation pursuant to the Company's "pay for performance" philosophy as described above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company, depending on the type of award, compared to established goals. However, when designing compensation arrangements, the Compensation Committee considers the particular risks the executive officers might be motivated to take to meet the designated performance targets to ensure that the structure does not encourage "excessive risk taking."

2008 Executive Compensation Components

        For the year ended December 31, 2008, the principal component of paid compensation for executive officers was the executive officer's base salary.

Base Salary

        The Company provided executive officers and other employees with a base salary to compensate them for services rendered during the year. Base salaries for executive officers were determined by his position and responsibility with the Company in comparison to market data. In determining the base salaries for 2008, our Compensation Committee analyzed the base salary and performance-based compensation of each executive officer in light of the recommendations contained in reports provided to the Compensation Committee by DolmatConnell & Partners, Inc.

        When determining the base salaries for our executive officers for 2008, the Compensation Committee primarily considered:

  •
  market data provided by DolmatConnell & Partners, Inc.;

  •
  internal review of the executive officer's compensation, both individually and relative to other executive officers of the Company and market data; and

  •
  individual performance of the executive officer.

        DolmatConnell & Partners, Inc. assisted the Compensation Committee with a marketplace assessment of our executive officers' 2008 compensation in comparison to the compensation for comparable positions within our core and broader peer groups. They were engaged to complete a competitive review of our executive compensation program and to make forward-looking recommendations regarding our ongoing executive compensation philosophy and course of action.

        In January 2008, utilizing the recommendations contained in the DolmatConnell & Partners, Inc. report, the Compensation Committee recommended, and our board of directors approved, base salary increases for 2008 for our executive officers ranging from six to twenty-three percent. In making decisions with regards to the base salary increases for 2008 awarded to Mr. Ory, Mr. MeLampy, Mr. Di Palma, and Mr. Hourihan, the Compensation Committee compared each executive's base salary with the base salary of each executive's comparable position in each company in the Compensation Peer Group. The Compensation Committee also considered each executive officer's compensation, both individually and relative to other executive officers. Finally, the Compensation committee considered the individual performance of each executive officer.

        Mr. Seidman, our former Chief Financial Officer and Treasurer, retired from the Company in September 2008. The Company had previously announced Mr. Seidman's planned retirement in February 2008.

        Mr. Minihane joined the Company in September 2008 as Chief Financial Officer and Treasurer. In determining the starting annual base salary for Mr. Minihane, the Compensation Committee evaluated the salary data from the Compensation Peer Group as well as Mr. Minihane's experience and prior compensation packages. After reviewing and discussing the foregoing with the Board of Directors and the search committee, the Compensation Committee awarded Mr. Minihane an annual salary of $250,000.

Performance-Based Incentive Compensation

        In March 2008, the Compensation Committee recommended, and the Company's board of directors approved, the 2008 Executive Bonus Plan. The 2008 Executive Bonus Plan provided for the payment of an annual cash bonus based on an individual targeted bonus amount for each executive officer of the Company, including the named executive officers.

        Annual performance-based compensation for 2008 was based on an individual targeted bonus amount for each executive officer, ranging from 22.5% to 60% of the named executive officer's base salary. In connection with the 2008 Executive Bonus Plan, financial targets were established in conjunction with our annual budget process. The targeted goals were set with a reasonable level of difficulty that required the Company and its named executive officers to perform at a high level in order to meet the goals and the likelihood of attaining these goals was not assured.

        The Compensation Committee chose three financial targets as target metrics for payment under the 2008 Executive Bonus Plan: (1) full year bookings; (2) full year net revenues; and (3) full year non-GAAP income from operations. Non-GAAP income from operations is defined as pre-tax earnings before stock-based compensation expense. Any full year individual bonuses for named executive officers were calculated by taking the average of a) the net revenue goal bonus eligibility and b) the non-GAAP operating earnings goal bonus eligibility. This average bonus eligibility was then multiplied by the c) bookings goal eligibility multiplier. In order for any payments to be received, we were required to achieve a minimum 90% of our performance goals for each of the three financial targets. If the 90% threshold was achieved in all three performance goals, then each of our named executive officers would have earned 45% of their targeted bonus amount. Furthermore, each of our named executive officers was eligible to earn additional bonus amounts for each incremental 1% of performance achieved in any of the three financial targets over 90% until 100% was achieved. Accordingly, if the 95% threshold was achieved in all three performance goals, then each of our named executive officers would have earned 85.5% of their targeted bonus amount. Incremental performance did not need to be linear across each of the three financial measures for eligibility for additional bonus amounts beyond the 90% threshold. If the 100% threshold was achieved in all three performance goals, then each of our named executive officers would have earned 100% of their targeted bonus amount. If we had achieved at least 100% of our full year bookings goal then each of our named executive officers would have been eligible to earn additional bonus amounts beyond 100% of their individual targeted bonus amounts. An additional 2% of our named executive officers individual targeted bonus amounts would have been earned for each 1% increase beyond the 100% performance target.

        For example, if we had achieved at least 100% of our full year bookings goal and if the 110% threshold had been achieved in full year net revenues and the 110% threshold had been achieved in full year non-GAAP income from operations, then each of our named executive officers would have earned 120% of their targeted bonus amount. The maximum bonus amount that each named executive officer was eligible to earn was 150% of their targeted bonus amount. The specific target metrics used as corporate goals were considered by the Compensation Committee to be confidential commercial and financial company information, disclosure of which would result in competitive harm to us. Individual performance was not included in the determination of performance-based compensation.

        In 2008, we did not achieve a minimum 90% of our performance goals for each of the three financial targets established under the 2008 Executive Bonus Plan. Accordingly, no payments were earned or received by our named executive officers pursuant to the 2008 Executive Bonus Plan.

        In March 2009, the Compensation Committee recommended and the board of directors approved, the 2009 Executive Bonus Plan. The 2009 Executive Bonus Plan provides for the payment of a cash bonus based on an individual targeted bonus amount for each executive officer, ranging from 10% to 60% of the executive officer's base salary. In connection with the 2009 Executive Bonus Plan, financial targets were established in conjunction with our annual budget process. The targeted goals were set with a reasonable level of difficulty that requires that the Company and its executive officers to perform at a high level in order to meet the goals and the likelihood of attaining these goals was not assured. The Compensation Committee chose three financial targets as target metrics for payment under the 2009 Executive Bonus Plan: (1) quarterly bookings; (2) quarterly net revenues; and (3) quarterly non-GAAP income from operations. The 2009 Executive Bonus Plan will be administered on a quarterly basis and payment, if earned, will be paid quarterly.

        We expect that bonus amounts pursuant to the 2009 Executive Bonus Plan, if earned, to be paid to our executive officers within thirty days following the release of our financial results each quarter during 2009.

Ownership Guidelines

        The Company currently does not require its directors or executive officers to own a particular amount of its common stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group's interest with those of our stockholders.

Equity Incentive Program

        As we are in a growth phase of our business, the Compensation Committee believes that stock options and restricted stock unit awards provide a powerful incentive to our executive officers.

        The Equity Incentive Program assists the Company to:

  •
  enhance the link between the creation of stockholder value and long-term executive incentive compensation;

  •
  provide an opportunity for increased equity ownership by executives officers; and

  •
  maintain competitive levels of total compensation.

        The Compensation Committee considers stock options to be an important and complementary component of the total compensation package available to executive officers as stock option awards align long-term corporate performance with the total compensation of each of our executive officers.

        Generally, a significant stock option grant is made in the year when an executive officer commences employment with the Company. This grant is made within our written guidelines for new-hire grants, consistent with the executive officer's position. The guidelines were developed based on our historical practices. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual's position with us and the individual's potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee's discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the environment in which we operate. Prior to January 2006, upon receipt of a stock option grant, employees, including our executive officers had the choice of receiving an Incentive Stock Option or to purchase the stock pursuant to an employee stock purchase agreement which contains vesting restrictions on the underlying shares.

        Subsequent option grants to executive officers may be made at varying times and in varying amounts at the discretion of the Compensation Committee. In 2008 and 2009, they have been made during our annual review cycle. The Compensation Committee considers replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. Each executive officer's performance during the prior year is measured during the performance review process, but corporate performance is also considered when follow-on options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the Company's employ. The option will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock increases over the option term.

        Newly hired or promoted employees, including executive officers, are awarded such options at the next regularly scheduled Compensation Committee meeting on or following their hire or promotion date.

        Options are awarded at the Nasdaq Global Market's closing price of our common stock on the date of the grant. If the Compensation Committee approves the grant of options within two weeks prior to a scheduled release of our quarterly earnings or within two weeks prior to any other material public announcement, the date of grant will be the Nasdaq Global Market's closing price of our common stock on the third trading day following such a release. The majority of the options granted by the Compensation Committee vest at a rate of 25% after one year and 6.25% each quarter thereafter over the first four years of the either seven or ten year life of the underlying option term, with the exception of certain options awarded to Mr. Ory, and Mr. MeLampy. Certain of Mr. Ory's and Mr. MeLampy's options vest at a rate of 25% per year over the first four years of the five-year option term. Vesting ceases upon termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

        In December 2008, DolmatConnell & Partners, Inc. assisted the Compensation Committee with a marketplace assessment of our executive officers' 2009 long-term incentive compensation in comparison to the long-term incentive compensation for comparable positions within the Compensation Peer Group, as referenced above. They were engaged to complete a competitive review of our executive long-term incentive compensation program and to make forward-looking recommendations regarding our ongoing executive compensation philosophy and course of action.

        In 2008 and 2009, each of our executive officers received stock option awards. None of our executive officers received any stock option awards in 2007. The Compensation Committee considers replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. Each executive officer's performance during the prior year is measured during the performance review process, but corporate performance is also considered when follow-on options are granted. In making decisions with regards to stock option awards to our executive officers for 2009 and increases in any such awards compared to 2008, the Compensation Committee considered the report provided by DolmatConnell & Partners. It also compared each executive's stock option award history with the stock option award history of each executive's comparable position in each company in the Compensation Peer Group. The Compensation Committee considered that no executive officer received a stock option award in 2007 and that stock option awards granted to each of our executive officers in 2008, except Mr. Minihane, were complemented by restricted stock unit awards. The Compensation Committee considered each executive officer's stock option history, both individually and relative to other executive officers. Finally, the Compensation committee considered the individual performance of each executive officer.

        Upon commencement of employment with the Company in September 2008, Mr. Minihane received a stock option grant for 300,000 shares which vests 25% after one year and 6.25% per quarter thereafter. Upon review of his entire compensation package, the Compensation Committee determined that this amount was appropriate to incent and motivate Mr. Minihane over the long-term.

        In February 2008, the Committee approved the issuance of restricted stock unit awards to certain of our executive officers pursuant to our 2006 Equity Incentive Plan. The restricted stock unit awards for the executive officers in February 2008 ranged from 15,000 stock units to 30,000 stock units. None of our executive officers received restricted stock unit awards in 2007 or 2009. The Compensation Committee considers restricted stock unit awards to be an important and complementary component of the total compensation package available to executive officers as restricted stock awards align long-term corporate performance with the total compensation of each of our executive officers. The restricted stock unit awards for our executive officers contain time-based and performance-based vesting criteria. The time-based restricted stock units vest in three equal annual installments, commencing on February 12, 2009 and becoming fully vested on February 12, 2011. The performance-based restricted stock units will vest if and only if certain revenue growth rates are met by us by December 31, 2009, as determined by our board of directors, and the recipient remains associated with us at the time such determination is made. The specific growth rates were considered by the Compensation Committee to be confidential commercial and financial company information, disclosure of which would result in competitive harm to us. If, before the restrictions have been terminated or lapsed, we are acquired and the holder of the restricted stock units experiences any adverse change in authority, duty or responsibility, terminates his or her employment following a relocation of our principal place of business by more than 50 miles, or is terminated without cause, then fifty percent (50%) of the then unvested restricted stock units shall vest. The holder of the restricted stock unit award will not be entitled to any dividends with respect to the shares of our common stock underlying the restricted stock units.

Retirement and Other Benefits

401(k) Plan

        We maintain a deferred savings retirement plan for our U.S. employees. The deferred savings retirement plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute up to 90% of his or her pre-tax compensation (up to a statutory limit, which in 2008 was $15,500 or $16,500 if the participant was over the age of 50 at the end of the year). Under the plan, each employee is fully vested in his or her deferred salary contributions. The deferred savings retirement plan also permits the Company to make additional discretionary contributions, subject to established limits and a vesting schedule. To date, the Company has not made any discretionary contributions.

Perquisites and Other Personal Benefits

        Our executive officers participate in the same group insurance and employee benefit plans as our other employees. At this time, we do not provide special benefits or other perquisites to our executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

        As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation

Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For 2008, no executive officer received executive compensation under Section 162(m) of the Internal Revenue Code in excess of $1,000,000.

Nonqualified Deferred Compensation

        On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Stock-Based Compensation

        On January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of Financial Accounting Standards Board Statement No. 123(R) "Share-Based Payment".

Summary Compensation Table

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Acme Packet for the years ended December 31, 2008, 2007 and 2006 of those persons who served as our principal executive officer and our principal financial officer and our other three most highly compensated executive officers for the year ended December 31, 2008. We refer to our principal executive officer, principal financial officer and the other three highly compensated executive officers throughout this proxy statement collectively as our "named executive officers".

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Andrew D. Ory	2008	400,000		—		27,924	20,923	—	733	449,550
President and Chief	2007	325,000		—		—	—	271,440	890	597,330
Executive Officer	2006	260,000				—	—	154,861	806	415,667
Patrick J. MeLampy	2008	325,000		—		22,339	13,948	—	826	362,113
Chief Technology Officer	2007	300,000		—		—	—	250,560	1,010	551,570
	2006	260,000		—		—	—	154,861	929	415,790
Keith Seidman(6)	2008	232,885		—		—	—	—	—	232,885
Former Chief Financial	2007	250,000		—		—	—	174,000	1,112	425,112
Officer and Treasurer	2006	222,000		75,000	(3)	—	—	92,559	1,023	390,582
Peter J. Minihane(7)	2008	64,610		—		—	65,297	—	484	130,391
Chief Financial Officer	2007	—		—		—	—	—	—	—
and Treasurer	2006	—		—		—	—	—	—	—
Dino Di Palma	2008	346,960	(2)	—		16,754	10,461	—	738	374,913
Vice President Sales and	2007	328,034	(2)	—		—	—	62,640	740	391,414
Business Development	2006	355,338	(2)	—		—	—	—	656	355,994
Seamus Hourihan	2008	220,000		—		16,754	10,461	—	969	248,184
Vice President Marketing	2007	200,000		—		—	—	111,360	974	312,334
and Product Management	2006	185,000		—		—	—	77,133	881	263,014

(1)
Amounts reflect base salary before pre-tax contributions and are reported in the years earned, even if paid subsequent to the end of the year reported.

(2)
This amount represents both salary and commissions earned in the year reported.

(3)
This amount represents an amount earned and paid in 2006 associated with a performance bonus associated with Mr. Seidman's participation in our initial public offering.

(4)
These amounts represent amounts earned in the year reported.

(5)
These amounts represent Group Term Life Insurance and Long-Term Disability benefits paid on behalf of our named executive officers in the year reported.

(6)
Mr. Seidman retired from the Company in September 2008.

(7)
Mr. Minihane commenced employment with the Company in September 2008.

Grants of Plan-Based Awards

        The table set forth below provides information regarding grants of plan-based awards made during 2008 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Grants			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards (per	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	share) ($)	Awards ($)
Andrew D. Ory	2/5/2008	—	240,000	360,000	—	—	—	—	—	—	—
	2/12/2008	—	—	—	—	12,500	12,500	—	—	—	94,750
	2/12/2008	—	—	—	—	—	—	12,500	—	—	94,750
	2/12/2008	—	—	—	—	—	—	—	30,000	7.58	94,638
Patrick J. MeLampy	2/5/2008	—	195,000	292,500	—	—	—	—	—	—	—
	2/12/2008	—	—	—	—	10,000	10,000	—	—	—	75,800
	2/12/2008	—	—	—	—	—	—	10,000	—	—	75,800
	2/12/2008	—	—	—	—	—	—	—	20,000	7.58	63,092
Keith Seidman	—	—	—	—	—	—	—	—	—	—	—
Peter J. Minihane	9/18/2008	—	36,058	54,087	—	—	—	—	—	—	—
	9/18/2008	—	—	—	—	—	—	—	300,000	6.42	867,690
Dino Di Palma	2/5/2008	—	49,500	74,250	—	—	—	—	—	—	—
	2/12/2008	—	—	—	—	7,500	7,500	—	—	—	56,850
	2/12/2008	—	—	—	—	—	—	7,500	—	—	56,850
	2/12/2008	—	—	—	—	—	—	—	15,000	7.58	47,319
Seamus Hourihan	2/5/2008	—	88,000	132,000	—	—	—	—	—	—	—
	2/12/2008	—	—	—	—	7,500	7,500	—	—	—	56,850
	2/12/2008	—	—	—	—	—	—	7,500	—	—	56,850
	2/12/2008	—	—	—	—	—	—	—	15,000	7.58	47,319

Outstanding Equity Awards at Year End 2008

        The table set forth below provides all outstanding equity awards for each named executive officer as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Andrew D. Ory	225,000	75,000	—	$1.10	12/23/2010	—	—	—	$—
	—	30,000	—	7.58	2/12/2015	—	—	—	—
	—	—	—	—	—	—	—	25,000	131,500
Patrick J. MeLampy	225,000	75,000	—	1.10	12/23/2010	—	—	—	—
	—	20,000	—	7.58	2/12/2015	—	—	—	—
	—	—	—	—	—	—	—	20,000	105,200
Keith Seidman	3,646	—	—	0.30	8/16/2014	—	—	—	—
	23,125	6,875	—	0.85	11/23/2015	—	—	—	—
	112,500	37,500	—	1.00	12/23/2015	—	—	—	—
Peter J. Minihane	—	300,000	—	6.42	9/18/2015	—	—	—	—
Dino Di Palma	50,000	—	—	0.20	9/17/2012	—	—	—	—
	50,000	—	—	0.20	1/14/2014	—	—	—	—
	50,000	—	—	0.30	8/16/2014	—	—	—	—
	58,750	1,250	—	0.55	1/19/2015	—	—	—	—
	23,125	6,875	—	0.85	11/23/2015	—	—	—	—
	112,500	37,500	—	1.00	12/23/2015	—	—	—	—
	—	15,000	—	7.58	2/12/2015	—	—	—	—
	—	—	—	—	—	—	—	15,000	78,900
Seamus Hourihan	73,750	—	—	0.20	8/29/2011	—	—	—	—
	30,000	—	—	0.20	9/17/2012	—	—	—	—
	23,125	6,875	—	0.85	11/23/2015	—	—	—	—
	112,500	37,500	—	1.00	12/23/2015	—	—	—	—
	—	15,000	—	7.58	2/12/2015	—	—	—	—
	—	—	—	—	—	—	—	15,000	78,500

(1)
These amounts are equal to the closing price of our common stock on the Nasdaq Global Market as of December 31, 2008 of $5.26 multiplied by the number of shares that have not yet vested as of December 31, 2008.

Option Exercises and Stock Vested

        The table set forth below provides information related to option exercises and stock awards vested for each named executive officer for the year end December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Andrew D. Ory	100,000	353,000	—	—
Patrick J. MeLampy	100,000	643,000	—	—
Keith Seidman	76,354	561,357	—	—
Peter J. Minihane	—	—	—	—
Dino Di Palma	—	—	—	—
Seamus Hourihan	—	—	4,167	32,711

(1)
These amounts are equal to the number of shares exercised multiplied by the difference between the closing price of our common stock on the Nasdaq Global Market on the date of exercise and the exercise price of the options.

(2)
These amounts are equal to the closing price of our common stock on the Nasdaq Global Market on the vesting date times the number of shares vested.

Equity Compensation Plan Information

        The table set forth below provides equity compensation plan information as of December 31, 2008:

Plan Category	Number of Shares To be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available For Future Issuance
Equity compensation plans approved by stockholders	10,080,342	$5.85	1,197,937
Equity compensation plans not approved by stockholders	—	—	—

Total	10,080,342	$5.85	1,197,937

Employment Agreements, Potential Payments Related to Transition or Separation Agreements and Potential Payments Upon Termination or Change-in-Control

        We do not have formal employment agreements with Mr. Ory, Mr. MeLampy, Mr. Minihane, Mr. Di Palma, or Mr. Hourihan. The initial compensation for each of our named executive officers was set forth in an offer letter that we executed with each of them at the time their employment commenced with us. Each offer letter provides that the named executive officers' employment with us is on an at-will basis. Other than as described below, Acme Packet does not have a formal policy or any agreements providing severance or any post-termination benefits to its named executive officers.

        On February 7, 2008, we announced that our Chief Financial Officer and Treasurer, Keith Seidman, planned to retire from the Company. In connection with this announcement, on February 7, 2008, we entered into a Transition/Separation Agreement whereby Mr. Seidman would continue his employment as an at-will employee until we hired a new Chief Financial Officer and Treasurer. Mr. Seidman remained eligible to participate in Company's 2008 Executive Bonus Plan on a pro-rated basis. From the date of Mr. Seidman's termination through December 31, 2009, Mr. Seidman may be engaged by the Company as a consultant.

        On September 18, 2008, Mr. Seidman formally resigned from the Company. Pursuant to his agreement, Mr. Seidman continued to receive all employment benefits, including medical and dental insurance, until six months after his termination of employment. In addition, as long as Mr. Seidman continues to be engaged by the Company as a consultant, all unvested options to purchase the Company's common stock held by Mr. Seidman as of February 7, 2008 shall continue to vest through December 31, 2009 pursuant to the terms of the applicable option agreement as if Mr. Seidman remained employed by the Company. All vested options to purchase the Company's common stock of the Company held by Mr. Seidman and all options to purchase the Company's common stock that shall vest on or prior to December 31, 2009 shall remain exercisable until March 31, 2010.

Change-in-Control Provisions

        Pursuant to his incentive stock option agreement dated December 23, 2005 and his restricted stock unit and non-statutory stock option agreements, both dated February 12, 2008, Andrew D. Ory, a director and our President and Chief Executive Officer, will vest in 50% of his option shares and restricted stock units if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation by more than 50 miles of our principal place of business, or he is terminated without cause.

        Pursuant to his incentive stock option agreement dated December 23, 2005, and his restricted stock unit and non-statutory stock option agreements, both dated February 12, 2008, Patrick J. MeLampy, a director and our Chief Technology Officer, will vest in 50% of his then unvested option shares and restricted stock units if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause.

        Pursuant to his non-qualified stock option agreement dated September 18, 2008, Peter J. Minihane, our Chief Financial Officer and Treasurer, will vest in 50% of his then unvested option shares upon a sale of our company and will vest in full if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, terminates his employment following a relocation of our principal place of business by more than 50 miles, or is terminated without cause.

        Pursuant to his incentive stock option agreement dated December 23, 2005, and his restricted stock unit and non-statutory stock option agreements, both dated February 12, 2008, Dino Di Palma, our Vice President of Sales and Business Development, will vest in 50% of his then unvested option shares and restricted stock units if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause. Pursuant to his incentive stock option agreements dated November 23, 2005, and January 19, 2005, Mr. Di Palma will vest in 50% of his then unvested option shares upon a sale of our company.

        Pursuant to his incentive stock option agreement dated December 23, 2005, and his restricted stock unit and non-statutory stock option agreements, both dated February 12, 2008, Mr. Hourihan will vest in 50% of his then unvested option shares and restricted stock units if, within one year of a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause.

        The table set forth below describes the potential benefits payable to each named executive officer assuming the named executive officer's employment had terminated under various scenarios on December 31, 2008 (the last business day of 2008). Upon Mr. Seidman's resignation as Chief Financial Officer in September 2008, he received no payments in connection with the termination of his employment with the Company. As a condition of his separation agreement with the Company, as long as Mr. Seidman continues to be engaged by the Company as a consultant, all unvested options to purchase our common stock held by Mr. Seidman as of February 7, 2008 shall continue to vest through December 31, 2009, and all options that are vested as of December 31, 2009 shall remain exercisable until March 31, 2010.

Name	Change in Control ($)(1)	Material Adverse Change in Authority of Responsibility Following a Change in Control ($)(2)	Voluntary Termination Following a Change in Control and a Relocation of the Principal Place of Business by More than 50 miles ($)(2)	Termination without Cause Following a Change in Control ($)(2)
Andrew D. Ory	—	221,750	221,750	221,750
Patrick J. MeLampy	—	208,600	208,600	208,600
Peter J. Minihane	—	—	—	—
Dino Di Palma	18,103	119,325	119,325	119,325
Seamus Hourihan	—	134,484	134,484	134,484

(1)
Represents the number of shares that will vest upon a change in control multiplied by the market price of our common stock on the Nasdaq Global Market at December 31, 2008, less the exercise price of such option or purchase price of such restricted shares.

(2)
Represents the number of shares that will vest upon a change of control and the specific criteria having been met within a one year period, multiplied by the market price of our common stock on the Nasdaq Global Market at December 31, 2008, less the exercise price of such option or purchase price of such restricted shares.

Director Compensation

        Non-employee directors are eligible to participate in our 2006 Director Option Plan. Pursuant to this plan, each non-employee director is eligible to receive an option to purchase a number of shares of common stock upon his or her initial appointment or election to the board of directors. Non-employee directors are also eligible to receive an option to purchase a number of shares of common stock at each year's Annual Meeting of Stockholders at which he or she serves as a director. The fair value of each option is determined by the board using a generally accepted option pricing valuation methodology, such as the Black-Scholes model or binomial method, with such modifications as it may deem appropriate to reflect the fair value of such options. All options will vest in a series of four equal quarterly installments, with the first quarterly installments becoming exercisable on the first day of the first calendar quarter after the grant date and an additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the option has become exercisable in full, so long as the option holder continues to serve as a director on such vesting date. Each option will terminate upon the earlier of ten years from the date of grant or three months after the optionee ceases to serve as a director. The exercise price of these options is equal to the fair market value of our common stock on the date of grant. If the Compensation Committee approves the grant of options within two weeks prior to a scheduled release of our quarterly earnings or within two weeks prior to any other material public announcement, the date of grant will be the Nasdaq Global Market's closing price of our common stock on the third trading day following such a release.

        Upon the completion of initial public offering in October 2006, we granted our non-employee directors each an option for 12,500 shares of our common stock pursuant to our 2006 Equity Incentive Plan. The options were exercisable in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on January 1, 2007 and each additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the options shall become exercisable for all of the shares of common stock underlying the options. Upon a change of control of the Company, these options will automatically accelerate so that the underlying shares will be immediately exercisable.

        At our 2007 and 2008 Annual Meetings of Stockholders, which were held on May 22, 2007 and May 20, 2008 respectively, we granted each of our non-employee directors who continued to serve as a director after the meeting an option to purchase 12,500 shares of our common stock pursuant to our 2006 Director Option Plan. The options are exercisable in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on July 1 of the year in which these were granted and each additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the options become exercisable for all of the shares of common stock underlying the options. Upon a change of control of the Company, these options will automatically accelerate so that the underlying shares will be immediately exercisable.

        During 2008, we provided cash compensation to David B. Elsbree and Michael Thurk for their services as non-employee directors. Mr. Elsbree and Mr. Thurk are two of our four non-employee directors and the only board members who receive cash compensation for board services rendered. Robert C. Hower, another non-employee director, and Sonja Hoel Perkins, a former non-employee director who retired from our Board of Directors in May 2008, are prohibited from receiving cash compensation from us by his or her employer, which are stockholders in our Company. Gary J. Bowen, our fourth non-employee director, has informed us that he does not currently desire any cash compensation for his services to our board. We have not provided cash compensation to any other director for his or her services as a director; however non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meeting of the board and its committees.

        Mr. Elsbree was provided cash compensation as follows for the year ended December 31, 2008:

  •
  An annual retainer of $10,000 for his role on the board of directors;

  •
  An annual retainer of $7,500 for his role as Chairman of the Audit Committee; and

  •
  Additional payments for attending meetings of the board of directors and Audit Committee as follows: $1,500 for each in-person meeting of the board of directors; $1,000 for each in-person meeting of the audit committee; and $500 for each board meeting and Audit Committee meeting attended by teleconference.

        Mr. Thurk was provided cash compensation as follows for the year ended December 31, 2008:

  •
  A prorated portion of an annual retainer of $27,500 for his role on the board of directors;

  •
  A prorated portion of an annual retainer of $1,000 for his availability for telephonic meetings of the board of directors;

  •
  A prorated portion of an annual retainer of $7,500 for his role as the Chairman of the Compensation Committee;

  •
  Additional payments for attending meetings of the Compensation and Nominating and Corporate Governance Committees in the amount of $1,000 for each in-person meeting; and

  •
  Additional payments for attending meetings of the board of directors in the amount of $1,500 for each in-person meeting.

        The following table sets forth information regarding compensation paid to our non-employee directors for the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Gary J. Bowen	—	—	34,625	34,625
David B. Elsbree	31,500	—	34,625	66,125
Sonja Hoel Perkins	—	—	—	—
Robert C. Hower	—	—	34,625	34,625
Michael Thurk	10,348	—	6,390	16,738

(1)
Represents stock option to purchase 12,500 shares of our common stock at an exercise price of $9.49, except in the case of Mr. Thurk who received 12,500 shares of our common stock at an exercise price of $4.29. Amounts were calculated using Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment". See Notes 2 and 5 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of equity awards. The valuation of each option granted to our non-employee directors in the year ended December 31, 2008 was $3.97 per share, except in the case of Mr. Thurk whose options had a valuation of $2.58 per share. As of December 31, 2008, each director named in the table above held options to purchase 37,500 shares of our common stock, except Mr. Thurk who held options to purchase 12,500 shares of our common stock.

        The following table sets forth information regarding cash compensation paid to our non-employee directors for the year ended December 31, 2008:

Director	Role	Basic Annual Retainer ($)	Supplemental Annual Retainer ($)	Meeting Fees ($)
Gary J. Bowen	Compensation Committee Member, Nominating and Corporate Governance Committee Member	—	—	—
David B. Elsbree	Audit Committee Chairman	10,000	7,500	14,000
Sonja Hoel Perkins	Nominating and Corporate Governance Committee Member, Compensation Committee Member	—	—	—
Robert C. Hower	Nominating and Corporate Governance Committee Chairman, Audit Committee Member, and Compensation Committee Member	—	—	—
Michael Thurk	Compensation Committee Chairman, Audit Committee Member, and Nominating and Corporate Governance Committee Member	5,231	1,617	3,500

COMPENSATION COMMITTEE REPORT

        The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the annual report on Form 10-K for the year ended December 31, 2008.

Submitted by the Compensation Committee

Gary J. Bowen, Robert C. Hower and Michael Thurk

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

 AUDIT COMMITTEE REPORT

        The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

  •
  the integrity of Acme Packet's consolidated financial statements; and

  •
  the independence, qualifications and performance of Acme Packet's independent registered public accounting firm.

        We meet with management periodically to consider the adequacy of Acme Packet's internal controls and the objectivity of its financial reporting. We discuss these matters with Acme Packet's independent registered public accounting firm and with appropriate Acme Packet financial personnel.

        We meet privately with the independent registered public accounting firm who has unrestricted access to the Audit Committee. We also appoint the independent registered public accounting firm and review their performance and independence from management.

        Management has primary responsibility for Acme Packet's consolidated financial statements and the overall reporting process, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting.

        The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of Acme Packet in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us. Additionally, the independent registered public accounting firm audited the effectiveness of Acme Packet's internal control over financial reporting as of December 31, 2008 pursuant to the Sarbanes-Oxley Act of 2002.

        During 2008, we reviewed Acme Packet's audited consolidated financial statements and met with both management and representatives of Ernst & Young LLP ("E&Y"), Acme Packet's independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

        The Audit Committee reviewed management's report on its assessment of the effectiveness of Acme Packet's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of Acme Packet's internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of

Acme Packet's internal control, including internal control over financial reporting; and the overall quality of Acme Packet's financial reporting.

        We discussed with representatives of E&Y matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees". We also discussed with management the significant accounting policies utilized by Acme Packet, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

        We received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y's communications with the audit committee concerning independence and have discussed with representatives of E&Y their independence.

        Based on the reviews and discussions with management and representatives of the independent registered public accounting firm referred to above, we recommended to the board that Acme Packet's audited consolidated financial statements be included in Acme Packet's Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the Audit Committee

David B. Elsbree, Robert C. Hower and Michael Thurk

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES

        The following table sets forth the fees billed by E&Y for audit, audit-related, tax and all other services rendered for 2008 and 2007.

Type of Fees	2007	2008
Audit fees(1)	$737,621	$667,897
Audit-related fees(2)	—	—
Tax fees(3)	220,236	78,500
All other fees(4)	2,900	1,500

Total	$960,757	$747,897

(1)
"Audit-fees" consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)
"Audit-related fees" consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under "Audit Fees". During 2008 and 2007, there were no audit-related fees for any services not reported above under "Audit Fees".

(3)
"Tax fees" consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

(4)
"All other fees" consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool. Fess billed for 2007 also included other miscellaneous fees.

        The Audit Committee approves in advance all audit and non-audit services to be provided by the independent registered public accounting firm. The Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent registered public accounting firm and management to report on actual fees charged for each category of service periodically throughout the year.

 RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP
(Item No. 2 on the proxy card)

        The Audit Committee of the board of directors has reappointed Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2009. We are asking stockholders to ratify the appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the 2009 Annual Meeting of Stockholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

        In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

        The board unanimously recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.

 OTHER MATTERS

        Whether or not you plan to attend the meeting, please vote over the internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

By Order of the Board of Directors,

Peter J. Minihane Chief Financial Officer and Treasurer

Burlington, Massachusetts
April 7, 2009

ACME PACKET, INC.

Electronic-Voting Instructions

You can vote via the internet or by telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the internet or by telephone must be received by 11:59 P.M., Eastern Daylight Savings Time, on May 18, 2009.

Vote via internet

•                  Log on to the internet and go to www.envisionreports.com/APKT

•                  Follow the steps outlined on the secured website.

Vote by telephone

•                 Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•                  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an ☒ as shown in this example.  Please do not write outside the designated areas.

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of three Class III Directors, each to hold office for a three-year term or until their respective successor has been elected.

	For	Withhold
01 -David B. Elsbree	☐	☐

	For	Withhold
02 -Patrick J. MeLampy	☐	☐

	For	Withhold
03 -Robert G. Ory	☐	☐

		For	Against	Abstain
2.	Ratify the selection of Ernst & Young LLP as Acme Packet’s independent registered public accounting firm.	☐	☐	☐

3.

In their discretion, the proxies are authorized to consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

B.	Non-Voting Items

Change of Address -Please print your new address below	Comments — Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting	☐

C.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian please give full title.

Date (mm/dd/yyyy)—Please print date below	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box
/ /

Acme Packet, Inc.

2009 Annual Meeting of Stockholders

Tuesday, May 19, 2009 at 10:00 A.M.

Boston Marriott Burlington

Burlington, MA  01803

The undersigned stockholder of Acme Packet, Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 7, 2009, and hereby appoints Andrew D. Ory and Peter J. Minihane, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned to represent the undersigned at the 2009 Annual Meeting of Stockholders of Acme Packet, Inc. to be held at 10:00 A.M., Eastern Daylight Savings Time, on May 19, 2009 at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting of Stockholders by giving written notice of such revocation to the Secretary of Acme Packet, Inc. prior to the meeting or by filing with the Secretary of Acme Packet, Inc. prior to the meeting a later-dated proxy.  Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of Acme Packet, Inc. on a form provided at the meeting.  The undersigned hereby acknowledges receipt of a notice of Annual Meeting of Stockholders of Acme Packet, Inc. called for May 19, 2009 and the Proxy Statement for the Annual Meeting of Stockholders prior to the signing of this proxy.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE

PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Acme Packet, Inc.

Proxy for 2009 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting - April 7, 2009

Andrew D. Ory and Peter J. Minihane, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2009 Annual Meeting of Stockholders of Acme Packet, Inc. to be held on May 19, 2009 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder.  If no such directions are indicated, the Proxies will have authority to vote FOR Proposal One and FOR Proposal Two.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THREE CLASS III DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)